Exhibit 99.1

News Release

LCA-Vision Reports on Annual Meeting of Stockholders

CINCINNATI (May 21, 2013) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, announces that all nominees to the company’s Board of Directors were re-elected to one-year terms at today’s annual meeting of stockholders. These Directors are:

•	William F. Bahl, co-founder and President of Bahl & Gaynor Investment Counsel

•	John C. Hassan, consultant with BSC Ventures

•	Edgar F. Heizer III, Chairman of Manus Health Systems, Inc.

•	James C. Wachtman, Chief Executive Officer of Pulse Therapeutics and Venture Partner of SV Life Sciences

•	E. Anthony Woods, non-executive Chairman of the Board of LCA-Vision, and Chairman and Chief Executive Officer of SupportSource, LLC

As previously announced, Director John H. Gutfreund, President of Gutfreund & Co. Inc., retired as a Director of the company immediately prior to the meeting. His position on the Board was not filled and Board membership was reduced to five, each of whom is independent. Stockholders also approved, by advisory vote, the company’s named executive officer compensation and ratified the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2013.

Commenting on LCA-Vision’s business, Mr. Woods stated, “LCA-Vision is built on a solid foundation as a recognized leader in the laser vision correction industry with a network of LasikPlus® vision centers and a proven business model supported by a strong balance sheet. I’m proud of our unwavering commitment to providing exceptional clinical outcomes and patient experiences. Importantly, we continue to see a long-term business opportunity in laser vision correction.

“That said, our company and our industry are challenged by the prolonged weakness in the U.S. economy, as well as by the federal government’s mandate to lower the maximum contribution for medical flexible spending accounts,” he added. “In reviewing the issues and opportunities facing our company, the Board and executive management team have developed an action plan with specific priorities aimed at returning our laser vision correction business to sustained profitability, while working to diversify revenue streams and payer mix to mitigate the impact of future economic downturns. Our plan is focused on enhancing shareholder value and includes fresh approaches to improving our LASIK business, as well as cost controls and investment in our future growth and expansion.

“I’d like personally to thank John Gutfreund for his 16 years of service as a valued member of the LCA-Vision Board. John brought significant expertise and insight into strategic decision-making and finance based on his work as chief executive of several top Wall Street firms, as well as a wealth of experience in corporate governance from his positions on various public company boards,” said Mr. Woods. “We wish him all the best.”

Corporate Websites: http://www.lca-vision.com • http://www.lasikplus.com Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to the company as of the date hereof. Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business. In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with its business including, without limitation, the successful execution of cost-effective marketing strategies to drive patients to its vision centers; the impact of low consumer confidence and discretionary spending; competition in the laser vision correction industry; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the company’s success in expanding its services into the cataract market; additional regulatory requirements, such as for Medicare, related to cataract; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; the company’s ability to achieve profitability in its developing cataract business and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the Food and Drug Administration’s (FDA) advisory board on ophthalmic devices currently is reviewing concerns about post-LASIK quality of life matters, and the FDA is recruiting participants for two studies on LASIK outcomes and quality of life. The FDA or another regulatory body could take legal action against the company or others in the laser vision correction industry. The outcome of this review or legal action potentially could impact negatively the acceptance of LASIK. In addition, the acceptance rate of new technologies and our ability to implement successfully new technologies on a national basis create additional risk.

Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®

LCA-Vision Inc., a leading provider of laser vision correction services, operates 55 LasikPlus® vision centers in the United States: 50 full-service LasikPlus® fixed-site laser vision correction centers and five pre- and post-operative LasikPlus® satellite centers.

Earning Trust Every Moment; Transforming Lives Every Day.

For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	LHA
513-792-9292	310-691-7100 – jcain@lhai.com
@LHA_IR_PR

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Corporate Websites: http://www.lca-vision.com • http://www.lasikplus.com Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236